Exhibit 10.2

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of April 24, 2012, is entered into by and among INFUSYSTEM HOLDINGS, INC., a Delaware corporation (“Holdings”), INFUSYSTEM, INC., a California corporation (“InfuSystem”) and FIRST BIOMEDICAL, INC., a Kansas corporation (“FBI” and together with Holdings and InfuSystem, the “Borrowers” and each individually a “Borrower”), BANK OF AMERICA, N.A. in its capacity as an Administrative Agent and as a Lender (“Agent”) and the other lenders party hereto (collectively, together with the Agent in its capacity as a Lender, the “Lenders”).

WHEREAS, the Borrowers and the Agent and the Lenders are parties to that certain Credit Agreement dated as of June 15, 2010 as amended by (i) that certain First Amendment to Credit Agreement dated as of January 27, 2011, (ii) that certain Second Amendment to Credit Agreement dated as of April 1, 2011, (iii) that certain Third Amendment to Credit Agreement dated as of May 20, 2011, (iv) that certain Fourth Amendment to Credit Agreement dated as of July 21, 2011 and (v) that certain Wavier Agreement dated as of March 15, 2012 (the “Existing Credit Agreement” and as such Existing Credit Agreement is amended by this Amendment, the “Amended Credit Agreement”);

WHEREAS, Holdings desires to enter into that certain Settlement Agreement dated as of April , 2012 by and among Holdings, each of the Investors party thereto, the Company Nominees, the Resigning Directors and the Investor Nominees (each as defined therein) (the “Specified Settlement Agreement”) which, if effectuated, would result in the composition of the board of directors of Holdings changing to such an extent that a Change of Control would occur;

WHEREAS, the Borrowers have requested that the Agent and the Lenders modify the Existing Credit Agreement in certain respects and the Agent and Lenders have agreed to amend the terms of the Existing Credit Agreement on the terms and conditions set forth in this Amendment; and

WHEREAS, as of the close of business April 23, 2012, the aggregate unpaid principal balance of the Revolving Loans was $2,500,000; the aggregate amount of the L/C Obligations was $80,850, and the aggregate unpaid principal balance of the Term Loans was $ 22,875,000.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows.

SECTION 1

DEFINED TERMS

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Existing Credit Agreement.

SECTION 2

AMENDMENTS TO EXISTING CREDIT AGREEMENT

2.1 Amendments to Definitions.

(a) Additional Definitions. Section 1.01 of the Existing Credit Agreement is hereby amended by adding the following definition in proper alphabetical order:

“Extraordinary Settlement Expenses” means those out-of-pocket expenses incurred by Holdings in connection with (i) the negotiation, preparation and delivery of the Specified Settlement Agreement, the Fifth Amendment and the agreements, instruments and other documents delivered in connection with any of the foregoing, (ii) the events and circumstances leading to and as a direct result of the negotiation, preparation and delivery of the Specified Settlement Agreement and the Fifth Amendment, including, the Investor Group Action, (iii) the assumption of expenses of the Investor Group as required pursuant to the Specified Settlement Agreement and (iv) consulting fee and/or severance payment obligations of Holdings incurred in connection with the Specified Settlement Agreement.

“Fifth Amendment” means that certain Fifth Amendment to Credit Agreement dated as of April 24, 2012 by and among Holdings, Infusystem, FBI, Bank of America and KeyBank National Association.

“Investor Group” means Meson Capital Partners, Kleinheinz Capital Partners, Boston Avenue Capital and other similarly aligned shareholders of Holdings that took part in the Investor Group Action.

“Investor Group Action” means the delivery by the Investor Group to Holdings of (i) a demand that Holdings call a special meeting of the stockholders of Holdings at which the Investor Group would seek to remove seven members of the Board of Directors of Holdings and replace them with nominees of the Investor Group and (ii) notice of the intent to nominate, and solicit proxies in support of, a competing slate of director nominees, at the annual meeting of Holdings.

“Modification Fee” has the meaning ascribed to such term in Section 2.09(e) hereof.

“Specified Settlement Agreement” means that certain Settlement Agreement dated as of April 24, 2012 by and among Holdings, each of the Investors party thereto, the Company Nominees, the Resigning Directors and the Investor Nominees (each as defined therein) in the form attached hereto as Exhibit A.

(b) Certain Amended and Restated Definitions. The following definitions set forth in Section 1.01 of the Existing Credit Agreement are hereby amended and restated in their entirety as follows:

“EBITDA” means, with respect to any Person, during any period, net income, less income or plus loss from discontinued operations and extraordinary items (without duplication of those items set forth in subsections (ix), (x) and (xi) below):

(a) plus, to the extent deducted in computing net income and without duplication, an amount equal to the sum of (i) income taxes, (ii) Interest Charges, (iii) depreciation, (iv) depletion and amortization, (v) non-cash compensation expense, (vi) all other non-cash charges, provided that, for purposes of this subclause (vi), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period), (vii) out of pocket expenses incurred in connection with the FBI Purchase, this Agreement and the other Loan Documents in an amount not to exceed $1,000,000, (viii) charges in connection with severance payments made during such period to the extent such charges are acceptable to the Required Lenders; plus or minus (as applicable) any non-cash losses or gains from unrealized changes in the fair market value of warrants, Swap Contracts and other derivatives, which gains or losses would be reflected on the Consolidated statement of operations of Holdings and its Subsidiaries, plus (ix) the Modification Fee paid to the Lenders and all attorney’s fees paid to the Lenders pursuant to the first sentence of Section 5.6 of the Fifth Amendment, plus (x) with respect to EBITDA of Holdings and its Subsidiaries for the fiscal quarter ended March 31, 2012, all amounts accrued and expensed during such period without duplication for Extraordinary Settlement Expenses incurred during such fiscal quarter in an aggregate amount not to exceed $1,500,000, plus (xi) with respect to EBITDA of Holdings and its Subsidiaries for the fiscal quarter ended June 30, 2012, all amounts accrued and expensed during such period for Extraordinary Settlement Expenses during such fiscal quarter in an aggregate amount not to exceed $2,800,000 (the “June 2012 Accruals”);

(b) minus, however, as to such period the amount by which the payments made related to Extraordinary Settlement Expenses in respect of the June 2012 Accruals from and after April 15, 2012 exceeds $500,000.

“Maturity Date” means the earliest of (a) July 1, 2013, (b) the date of acceleration of the Obligations pursuant to Section 8.02, (c) the date of payment in full by the Borrowers of the Loans and the cancellation and return of all Letters of Credit or the Cash Collateralization of all Letter of Credit Obligations pursuant to Section 2.14, and the permanent reduction of all Commitments to Zero Dollars ($0) and (d) the date of termination of the Aggregate Commitments pursuant to Section 2.06 or Section 8.02.

(c) Amendment to Change of Control Definition. The definition of “Change of Control” contained in Section 1.01 of the Existing Credit Agreement is hereby amended by adding the following clause at the end of such definition:

“Notwithstanding anything to the contrary contained in clauses (c) and (d) above, in no event shall a “Change of Control” be deemed to have occurred solely as a result of the changes to the composition of the board or directors of Holdings as described expressly and by name in the Specified Settlement Agreement, to the extent consummated in accordance with the provisions thereof.”

2.2 Addition of Ticking Fee and Modification Fee. Section 2.09 of the Existing Credit Agreement is hereby amended by adding the following subsections (d) and (e) thereto in proper alphabetical order

“(d) Ticking Fee. On the first day of each month, commencing on August 1, 2012, the Borrowers agree to pay to the Agent, for the ratable account of the Lenders a monthly fee in an amount equal to the to one percent (1.0%) of the sum of (A) the aggregate unpaid principal balance of the Term Loans and (B) the aggregate amount of the Revolving Loan Commitments, in each case as of the last day of the immediately preceding month.

(e) Modification Fee. The Borrowers shall pay to each Lender executing the Fifth Amendment, a modification fee equal to one percent (1.0%) (the “Modification Fee”) of the sum of (A) the then unpaid principal balance of such Lender’s Term Loan as of the date on which the Fifth Amendment becomes effective and (B) such Lender’s Revolving Loan Commitment as of the date on which the Fifth Amendment becomes effective, which modification fee shall be payable as follows: (i) 50% of such modification fee shall be paid concurrently with the execution and delivery of the Fifth Amendment and (ii) the remainder of which such fee shall be payable on the earliest of (x) August 1, 2012, (y) the refinancing of all Obligations and Commitments in full and (z) the date on which any Lender’s entire amount of Commitments and Loans is purchased by an assignee in accordance with the terms of this Agreement, including, without limitation, Section 10.06 hereof.”

2.3 Addition of Liquidity Covenant. Section 6.12 of the Existing Credit Agreement is hereby amended by adding the following subsection (d) thereto in proper alphabetical order:

“(d) Minimum Liquidity. Maintain Liquidity and, without duplication, cash in banks and undrawn credit arrangements, of not less than $1,500,000 at the end of each day and, as of the end of each fiscal month, of not less than $2,000,000. On the third Business Day after the last day of each fiscal month, the Borrowers shall provide Agent with a certificate in form and substance reasonably acceptable to Agent, signed by a Responsible Officer certifying that, as of such date and for each day of the month then ended, the Borrowers are and have been in compliance with the Liquidity covenant set forth in this Section 6.12(d).

SECTION 3

REPRESENTATIONS AND WARRANTIES

Each Borrower hereby represents and warrants to the Agent and Lenders that:

3.1 Due Authorization, etc. The execution and delivery by it of this Amendment and the performance by it of its obligations under the Existing Credit Agreement are duly authorized by all necessary corporate action, do not require any filing or registration with or approval or consent of any governmental agency or authority, do not and will not conflict with, result in any violation of or constitute any default under any provision of its certificate or articles of incorporation, as applicable, or by-laws or those of any of its Subsidiaries or any material agreement or other document binding upon or applicable to it or any of its Subsidiaries (or any of their respective properties) or any material law or governmental regulation or court decree or order applicable to it or any of its Subsidiaries, and will not result in or require the creation or imposition of any Lien in any of its properties or the properties of any of its Subsidiaries pursuant to the provisions of any agreement binding upon or applicable to it or any of its Subsidiaries.

3.2 Validity. This Amendment has been duly executed and delivered by such Borrower and, together with the Existing Credit Agreement, are the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms subject, as to enforcement only, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of the rights of creditors generally.

3.3 Representations and Warranties. The representations and warranties contained in Article V of the Existing Credit Agreement are true and correct on the date of this Amendment in all material respects (except for those that are qualified by “materiality” or “Material Adverse Effect”, in which case such representations and warranties shall have been true and correct in all respects), except to the extent (a) that such representations and warranties solely relate to an earlier date or (b) have been changed by circumstances permitted by the Existing Credit Agreement.

SECTION 4

CONDITIONS PRECEDENT

The amendments to the Existing Credit Agreement set forth in Section 2 of this Amendment shall become effective upon satisfaction of all of the following conditions precedent:

4.1 Receipt of Documents. Agent shall have received all of the following, each in form and substance satisfactory to Agent:

(a) Amendment. A counterpart original of this Amendment duly executed by the Borrowers and the Required Lenders.

(b) Secretary’s Certificate. A certificate of the secretary of each Borrower dated the date hereof or such other date as shall be acceptable to Agent, substantially in the form of Exhibit B to this Amendment.

(c) Reaffirmation of Guaranty. A Reaffirmation of Guaranty dated the date hereof or such other date as shall be acceptable to Agent, duly executed by IFC substantially in the form of Exhibit C to this Amendment

(d) Compliance Certificate. A completed Compliance Certificate duly executed by a Responsible Officer of Holdings (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) giving pro forma effect to the transactions contemplated by the Specified Settlement Agreement (as defined in the Amended Credit Agreement).

(e) Settlement Agreement. A fully executed copy of the Specified Settlement Agreement (including the schedules and exhibits thereto) and all of the other documents, agreements and instruments executed in connection therewith.

(f) Legal Opinion. An opinion of counsel to the Borrower acceptable to the Agent and addressed to Agent and each Lender, as to certain matters concerning the Specified Settlement Agreement, substantially in the form of Exhibit D to this Amendment.

4.2 Obligation Deferral or Subordination. Evidence that Persons entitled to receive an aggregate amount of at least $ 1,400,000 from Holdings in respect of Extraordinary Settlement Expenses (as defined in the Amended Credit Agreement) have agreed in the Specified Settlement Agreement, in any applicable consulting agreement delivered in connection therewith or in an intercreditor agreement, that such amounts shall not be paid in cash to such Persons unless and until all Obligations and Commitments have been refinanced or otherwise paid and satisfied in full.

4.3 Modification Fee. Borrowers shall pay to each Lender executing this Amendment, the first installment of the modification fee required under Section 2.09(e) of the Amended Credit Agreement.

4.4 Other Conditions. No Event of Default or Default shall have occurred and be continuing after giving effect to this Amendment.

SECTION 5

MISCELLANEOUS

5.1 Warranties and Absence of Defaults. In order to induce the Agent and Lenders to enter into this Amendment, Borrowers hereby warrant to the Agent and each Lender, as of the date of the actual execution of this Amendment (a) no Event of Default or Default has occurred which is continuing as of such date and (b) the representations and warranties in Section 3 of this Amendment are true and correct.

5.2 Documents Remain in Effect. Except as amended and modified by this Amendment, the Existing Credit Agreement and the other documents executed pursuant to the Existing Credit Agreement remain in full force and effect and each Borrower hereby ratifies, adopts and confirms its representations, warranties, agreements and covenants contained in, and obligations and liabilities under, the Existing Credit Agreement and the other documents executed pursuant to the Existing Credit Agreement.

5.3 Reference to Loan Agreement. On and after the effective date of this Amendment, each reference in the Existing Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the “Loan Agreement” in any Loan Documents, or other agreements, documents or other instruments executed and delivered pursuant to the Existing Credit Agreement, shall mean and be a reference to the Amended Credit Agreement.

5.4 Headings. Headings used in this Amendment are for convenience of reference only, and shall not affect the construction of this Amendment.

5.5 Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

5.6 Expenses. Borrowers agree, jointly and severally, to pay on demand all reasonable out-of-pocket costs and expenses of Agent and each Lender (including reasonable fees, charges and disbursements of Agent’s and each Lender’s attorneys) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. In addition, Borrowers agree, jointly and severally, to pay, and save Agent and each Lender harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Amendment, the borrowings under the Amended Credit Agreement, and the execution and delivery of any instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, in each case to the same extent required under the Credit Agreement. All obligations provided in this Section 5.6 shall survive any termination of this Amendment or the Amended Credit Agreement.

5.7 Confirmation of Obligations; Release.

(a) Each Borrower hereby confirms that the Borrowers are jointly and severally indebted to the Lenders for the Loans and L/C Obligations in the amounts and as of the date set forth in last “Whereas” recital hereof, and is also obligated to the Lenders in respect of other Obligations as set forth in the Credit Agreement and the other Loan Documents. Each Borrower further acknowledges and agrees that as of the date hereof, it has no claim, defense or set-off right against any Lender or Agent of any nature whatsoever, whether sounding in tort, contract or otherwise, and has no claim, defense or set-off of any nature whatsoever to the enforcement by any Lender or Agent of the full amount of the Loans and other obligations of the Borrowers and the Guarantor under the Credit Agreement and the other Loan Documents.

(b) Notwithstanding the foregoing, to the extent that any claim, cause of action, defense or set-off against any Lender or Agent or their enforcement of the Credit Agreement or any other Loan Document, of any nature whatsoever, known or unknown, fixed or contingent, does nonetheless exist or may exist on the date hereof, in consideration of the Lenders’ and Agent’s entering into this Amendment, each Borrower hereby irrevocably and unconditionally waives and releases fully each and every such claim, cause of action, defense and set-off which exists or may exist on the date hereof.

(c) All obligations provided in this Section 5.7 shall survive any termination of this Amendment or the Amended Credit Agreement.

5.8 Governing Law; Certain Other Matters.

(a) This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable laws, but if any provision of this Amendment shall be prohibited by or invalid under such laws, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

(b) This Amendment and all other agreements and documents executed in connection herewith have been prepared through the joint efforts of all of the parties. Neither the provisions of this Amendment or any such other agreements and documents nor any alleged ambiguity shall be interpreted or resolved against any party on the ground that such party’s counsel drafted this Amendment or such other agreements and documents, or based on any other rule of strict construction. Each of the parties hereto represents and declares that such party has carefully read this Amendment and all other agreements and documents executed in connection herewith and therewith, and that such party knows the contents thereof and signs the same freely and voluntarily. The parties hereby acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this Amendment and all other agreements and documents executed in connection therewith and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect.

5.9 Successors. This Amendment shall be binding upon Borrowers, Agent, each Lender and their respective successors and assigns, and shall inure to the benefit of Borrowers, Agent, each Lender and the successors and assigns of the Agent and such Lender.

5.10 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT, THE

OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION IN THIS SECTION.

[signature page attached]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered at Chicago, Illinois as of the date first above written.

BORROWERS:

INFUSYSTEM HOLDINGS, INC.		FIRST BIOMEDICAL, INC.

By:	/s/ Jonathan Foster	By:	/s/ Jonathan Foster
Name:	Jonathan Foster	Name:	Jonathan Foster
Title:	Chief Financial Officer	Title:	Chief Financial Officer

INFUSYSTEM, INC.

By:	/s/ Jonathan Foster
Name:	Jonathan Foster
Title:	Chief Financial Officer

AGENTS AND LENDERS:

BANK OF AMERICA, N.A., in its capacity as Administrative Agent,

By:	/s/ Rosanne Parsill
Name:	Rosanne Parsill
Title:	Vice President

BANK OF AMERICA, N.A., in its capacity as a Lender

By:	/s/ Sophia Love
Name:	Sophia Love
Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION, in its capacity as a Lender

By:	Sukanya V. Raj
Name:	Sukanya V. Raj
Title:	Vice President & Portfolio Manager

Fifth Amendment to Credit Agreement

Exhibit A

Settlement Agreement

[see attached]

EXECUTION VERSION

SETTLEMENT AGREEMENT

This Settlement Agreement, dated as of April 24, 2012 (the “Agreement”), is by and among InfuSystem Holdings, Inc., a Delaware corporation (the “Company”), each of the parties hereto listed under the heading Investors on the signature pages hereto (each, an “Investor” and, collectively, the “Investor Group”), the Company Nominees (as defined herein), the Resigning Directors (as defined herein) and the Investor Nominees (as defined herein).

WHEREAS, the Investor Group beneficially owns (as defined below) 2,423,683 shares of common stock, $0.0001 par value, of the Company (“Common Stock”);

WHEREAS, prior to the date hereof the Investor Group (i) filed a Schedule 13D on December 6, 2011 with the Securities and Exchange Commission (the “SEC”), as subsequently amended (the “Schedule 13D”). (ii) filed a definitive proxy statement on Schedule 14A with the SEC on January 31, 2012 to solicit agent designations (the “Agent Designation Solicitation”) for the purpose of calling a special meeting of stockholders at which various proposals would be considered for the primary purpose of removing the seven incumbent members of the Company’s board of directors (the “Board”) and replacing them with the nominees of the Investor Group (the “Special Meeting”), (iii) delivered a request to call the Special Meeting supported by executed agent designations representing a majority of the outstanding shares of Common Stock (the “Special Meeting Request”) on February 27, 2012, (iv) filed a preliminary proxy statement on Schedule 14A with the SEC on March 14, 2012 to solicit proxies for the proposals to be considered at the Special Meeting (the “Special Meeting Proxy”) and (v) submitted director nominations for the Company’s 2012 annual meeting of stockholders (such nominations, the “Annual Meeting Nominations”, and the meeting, the “2012 Annual Meeting”) on February 27, 2012;

WHEREAS, prior to the date hereof, the Company has announced that the Special Meeting and 2012 Annual Meeting will be held on May 11, 2012; and

WHEREAS, the Company and the Investor Group have agreed that it is in their mutual interests to enter into this Agreement, which, among other things, provides for (i) the termination of the Agent Designation Solicitation, (ii) the withdrawal of the Special Meeting Request and the Annual Meeting Nominations and (iii) the cancellation of the Special Meeting.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. For purposes of this Agreement:

(a) The term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) The term “Associate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(c) The terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person will also be deemed to beneficially own and to be the beneficial owner of all shares of capital stock of the

Company which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional.

(d) The terms “Person” or “Persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(e) The term “Standstill Period” means the period from the date of this Agreement through the date of the Company’s 2013 annual meeting of stockholders (the “2013 Annual Meeting”).

(f) The term “Unaffiliated Director” means (i) David Dreyer and Wayne Yetter (each, a “Company Nominee”) and (ii) any individual serving on the Board after the date of this Agreement (other than (x) any individual appointed pursuant to Section 2.1 (b) or (y) any individual who directly or indirectly engages in any commercial or investment activity with, or has any financial interest in, (I) any person described in clause (x), (II) any member of the Investor Group or (III) any Affiliates of the foregoing).

Section 1.2 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II

COVENANTS

Section 2.1 Board of Directors, Annual Meeting and Related Matters.

(a) Board Expansion. Within one business day of the date of this Agreement (the date on which the actions contemplated by clause (b) are taken, the “Appointment Date”), in accordance with the Company’s amended and restated certificate of incorporation (the “Charter”) and amended and restated bylaws (the “Bylaws”), the Board will increase the size of the Board from seven to twelve members.

(b) Board Appointments. On the Appointment Date, in accordance with the Charter and Bylaws, the Board shall appoint John M. Climaco, Charles M. Gillman, Ryan J. Morris, Dilip Singh and Joseph E. Whitters (each, an “Investor Nominee”) as directors to fill the vacancies created by the newly created directorships resulting from the expansion of the Board contemplated by clause (a), in each case for a term expiring at the 2012 Annual Meeting.

(c) Board Resignation. Immediately following the appointment of the Investor Nominees pursuant to clause (b), in accordance with the Charter and Bylaws, the following current members of the Board shall resign from (i) the Board, (ii) the board of directors or similar governing body of any subsidiary of the Company and (iii) any committee of (x) the Board and (y) the board of directors or similar governing body of any subsidiary of the Company: Sean McDevitt, Pat LaVecchia, Timothy Kopra, Jean-Pierre Millon and John Voris (each, a “Resigning Director”).

(d) Reduction of Board Size. Following the appointments and resignations contemplated by Sections 2.1(b) and (c), the Board will reduce the size of the Board from twelve to seven members.

(e) Nomination of New Directors. The Investor Nominees and the Company Nominees agree that at the 2012 Annual Meeting, the Company will:

(1) nominate each of the Investor Nominees as a director of the Company whose term shall expire at the 2013 Annual Meeting;

(2) nominate each of the Company Nominees as a director of the Company whose term shall expire at the 2013 Annual Meeting;

(3) recommend in the related proxy materials that the stockholders vote for each of the Investor Nominees and each of the Company Nominees for election; and

(4) cause all proxies received by the Company to be voted in the manner specified by such proxies.

(f) Proxy Solicitation Materials; Annual Meeting Timing. The Company and the Investor Group agree that the Company’s Proxy Statement and proxy cards for the 2012 Annual Meeting and all other solicitation materials to be delivered to stockholders in connection with the 2012 Annual Meeting (in each case excepting any materials delivered prior to the date hereof) shall be prepared in accordance with, and in furtherance of, this Agreement. The Company and the Investor Group agree that it shall not be a violation of this Agreement to postpone or reschedule the 2012 Annual Meeting, except to the extent that such postponement or rescheduling is not permitted under applicable law, rule, regulation or listing standard; provided, however that in any event the 2012 Annual Meeting shall be held no later than 60 days following the anniversary of the Company’s 2011 annual meeting of stockholders.

(g) Committees. Following the Appointment Date through the Standstill Period, each committee of the Board shall include at least one Unaffiliated Director, except to the extent that an Unaffiliated Director is not willing to so serve or such service is not permitted under applicable law, rule, regulation or listing standard.

(h) Expenses. Following receipt of invoices therefor and reasonably detailed documentation with respect thereto and upon the earlier of (i) the time period prescribed for the reimbursement of such expenses by the Fifth Amendment (the “Fifth Amendment”) to that certain Credit Agreement (the “Credit Agreement”), dated as of June 15, 2010 and as amended from time to time, by and among the Company, InfuSystem, Inc. and First Biomedical, Inc, Bank of America, N.A. as Administrative Agent and Lender and Keybank National Association as Lender and (ii) the refinancing of such Credit Agreement, the Company shall reimburse the Investor Group an amount equal to the Investor Group’s actual and documented out-of-pocket expenses reasonably incurred prior to the date of this Agreement in connection with the Schedule 13D, the Agent Designation Solicitation, the Special Meeting Request, the Special Meeting Proxy, the Annual Meeting Nomination or the 2012 Annual Meeting and related actions and events, including the preparation of related filings with the SEC and the reasonable fees and disbursements of counsel, proxy solicitors and other advisors and the Investor Group agrees that, following payment of such invoices in accordance with this Section 2.1(h), it shall have no other claims or rights against the Company for reimbursement of fees, expenses or costs in connection with the Schedule 13D, the Agent Designation Solicitation, the Special Meeting Request, the Special Meeting Proxy, the Annual Meeting Nomination or the 2012 Annual Meeting and any related actions and events.

In addition, upon the earlier of (i) the time period prescribed for the payment of such compensation by the Fifth Amendment and (ii) the refinancing of the Credit Agreement, the Company shall reimburse the Investor Group, as compensation, $3,750 for each nominee for the Board who was named in the Annual Meeting Nominations who is not an Investor Nominee.

Section 2.2 Standstill Provisions. Each of the Investors agrees that, except as otherwise provided in this Agreement, during the Standstill Period, such Investor will not, and he or it will cause each of such Investor’s Affiliates and Associates, agents or other persons acting on such Investor’s behalf not to:

(a) acquire, offer or propose to acquire, or agree or seek to acquire, by purchase or otherwise, (i) more than five percent (5%) of the outstanding shares of Common Stock, including direct or indirect rights or options to acquire more than five percent (5%) of the outstanding shares of Common Stock or (ii) any other securities of the Company or any subsidiary of the Company, including direct or indirect rights or options to acquire any of the foregoing;

(b) submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board, other than as set forth in this Agreement;

(c) form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than solely with such Investor’s Affiliates or with respect to the Common Stock currently owned or to the extent such a group may be deemed to result with the Company or any of its Affiliates as a result of this Agreement;

(d) solicit proxies, agent designations or written consents of stockholders, or otherwise conduct any nonbinding referendum with respect to Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote, or advise, encourage or influence any person with respect to voting, any shares of Common Stock with respect to any matter, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act and the rules promulgated by the SEC thereunder), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at the 2012 Annual Meeting and the 2013 Annual Meeting;

(e) seek to call, or to request the call of, a special meeting of the stockholders of the Company, or seek to make, or make, a stockholder proposal at any meeting of the stockholders of the Company or make a request for a list of the Company’s stockholders (or otherwise induce, encourage or assist any other person to initiate or pursue such a proposal or request);

(f) effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or cause or participate in (i) any acquisition of any material assets or businesses of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries;

(g) publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) regarding any intent, purpose, plan, action or proposal with respect to the Board, the Company, its management, strategies, policies or affairs or any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan, action or proposal that is conditioned on, or would require waiver, amendment, or consent under, any provision of this Agreement;

(h) seek election or appointment to, or representation on, or nominate or propose the nomination of any candidate to the Board; or seek the removal of any member of the Board, in each case other than as set forth in this Agreement;

(i) (i) knowingly sell, transfer or otherwise dispose of any shares of Common Stock to any Person who or that is (or will become upon consummation of such sale, transfer or other disposition) a beneficial owner of fifteen percent (15%) or more of the outstanding Common Stock; or (ii) without the prior written consent of the Company (acting through the Board), on any single day, sell, transfer or otherwise dispose of more than five percent (5%) of the outstanding shares of Common Stock through the public markets;

(j) enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other person that engages, or offers or proposes to engage, in any of the foregoing; or

(k) take or cause or induce or assist others to take any action inconsistent with any of the foregoing.

Nothing in this Section 2.2 shall be deemed to prohibit any Investor Nominee from engaging in any lawful act consistent with his fiduciary duties solely in his capacity as a director of the Company.

Section 2.3 Additional Undertakings by the Investor Group. Each member of the Investor Group hereby irrevocably (i) agrees to terminate the Agent Designation Solicitation, and (ii) withdraws the Special Meeting Request, the Annual Meeting Nominations and any demand for information made pursuant to Section 220 of the DGCL. As a consequence of the withdrawal of the Special Meeting Request, the Company and each member of the Investor Group hereby irrevocably agree to cancel the Special Meeting. Within two business days of the date of this Agreement, members of the Investor Group shall file, or cause to be filed on their behalf, with the SEC an amendment to the Schedule 13D disclosing the entry into this Agreement and the material contents of this Agreement, including the termination of the Agent Designation Solicitation and the withdrawal of the Special Meeting Request and Annual Meeting Nominations and reflecting the termination of the treatment of the Investor Group as a “group” within the meaning of Section 13(d)(3) of the Exchange Act (such amendment, the “13D Amendment”). The 13D Amendment shall be consistent with the terms of this Agreement. The Investor Group shall provide the Company and its counsel with reasonable opportunity to review and comment upon the 13D Amendment prior to the filing thereof with the SEC, and shall consider in good faith any changes proposed by the Company or its counsel.

Section 2.4 Publicity. Promptly after the execution of this Agreement, the Company will issue the press release in the form attached hereto as Schedule A. Without the prior written consent of the Company, none of the Investors, the Investor Nominees, the Resigning Directors or the Company

Nominees or any of their respective Affiliates shall (i) issue a press release in connection with this Agreement or the actions contemplated hereby or (ii) except as contemplated by Section 2.3, otherwise make any public statement, disclosure or announcement with respect to this Agreement or the actions contemplated hereby.

Section 2.5 Indemnification/Insurance.

(a) From and after the Appointment Date, the Company shall (i) indemnify, defend and hold harmless, all directors and officers of the Company and its subsidiaries who have served the Company or its subsidiaries in either capacity at any time during the one year period prior to the Appointment Date (the “Indemnified Persons”) against any costs, expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, (collectively, an “Action”), arising out of or pertaining to the fact that the Indemnified Person is or was a director, officer, employee or agent of the Company or any of its subsidiaries, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan established and maintained by the Company or by any subsidiary of the Company, or was serving another corporation, partnership, joint venture, trust or other enterprise in any of the foregoing capacities at the request of the Company or any of its subsidiaries, whether asserted or claimed prior to, on or after the Appointment Date (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions or actions contemplated hereby), and (ii) provide advancement of expenses to the Indemnified Persons in the defense or settlement of any Action to which such Indemnified Person may be entitled to indemnification hereunder or under the Company’s (or any successor’s) certificate of incorporation or bylaws, in each of clauses (i) and (ii), to the fullest extent permitted by the Charter and Bylaws as they presently exist or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment provides broader indemnification rights or rights of advancement of expenses than the Charter and Bylaws provided prior to such amendment).

(b) Without limitation to Section 2.5(a), from and after the Appointment Date, the Company shall, to the fullest extent permitted by applicable law, include and cause to be maintained in effect in the Company’s (or any successor’s) certificate of incorporation and bylaws for a period of six years after the Appointment Date, provisions regarding exculpation of liability of directors, and indemnification of and advancement of expenses to directors and officers of the Company, that are no less favorable than those contained in the Charter or the Bylaws as of the date of this Agreement.

(c) The Company shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by an Indemnified Person hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Action or such Indemnified Person otherwise consents in writing, and cooperates in the defense of such proceeding or threatened Action.

(d) For a period of six years after the Appointment Date, the Company shall maintain in effect, at no expense to the beneficiaries, the current policies of directors’ and officers’ liability insurance maintained by the Company for the persons who are covered by such current policies (or substitute policies with terms, conditions, retentions and levels of coverage at least as favorable as provided in such existing policies, from insurance carriers with the same or better claims-paying ability ratings as the Company’s current carriers) with respect to claims arising from or related to facts or events which occurred or existed on or before the Appointment Date, including in connection with this Agreement or the transactions or actions contemplated hereby; provided, however, that the Company shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the annual premiums paid as of the date hereof by the Company for such insurance (such 250% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, the Company shall maintain the most advantageous policies of directors’ and officers’ insurance for the persons who are covered by the Company’s current policies with respect to claims arising from or related to facts or events which occurred or existed on or before the Appointment Date, including in connection with this Agreement or the transactions or actions contemplated hereby, obtainable for an annual premium equal to the Base Premium.

(e) In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any person, then, and in each such case, the Company as a precondition to such transaction will cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 2.5.

(f) The provisions of this Section 2.5 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 2.6 Non-Disparagement. During the Standstill Period and for one year thereafter, the Company, each Investor, Resigning Director, Investor Nominee and Company Nominee agrees that he or it will not, and he or it will cause each of his or its respective Affiliates and Associates, agents or other persons acting on his or its behalf not to, disparage the Company, any member of the Board or management of the Company, any individual who has served as a member of the Board or management of the Company, any Investor or any Investor Nominee.

Section 2.7 Resigning Directors Compensation. The Company and the Investor Group agree that within five business days following the Appointment Date, the Company will pay to each of the directors that resigns from the Board pursuant to Section 2.1 (c) his annual compensation, pro-rated for the period between January 1, 2012 and the Appointment Date, to the extent that any such amount has not previously been paid to such director by the Company.

Section 2.8 Advisors’ Fees. The Company and the Investor Group agree that following receipt of invoices therefor and reasonably detailed documentation with respect thereto and upon the earlier of (i) the time period prescribed for the payment of such compensation by the Fifth Amendment and (ii) the refinancing of the Credit Agreement, the Company will pay all actual and documented amounts due to its advisors for general legal advice provided since January 31, 2012 and for their services in connection with the Agent Designation Solicitation, the Special Meeting Request, the Special Meeting, the 2012 Annual Meeting and related actions and events, including this Agreement.

Section 2.9 Restrictive Legends. The Company shall, upon the request of any Resigning Director, promptly remove any restrictive legends under the Securities Act of 1933, as amended, on any share certificates representing Common Stock held by such Resigning Director or his Affiliates or Associates that are no longer applicable, and shall promptly deliver to the holder thereof substitute certificates without such restrictive legends or, at the Company’s discretion, book entry shares not subject to such transfer restrictions.

ARTICLE III

OTHER PROVISIONS

Section 3.1 Representations and Warranties.

(a) Representations and Warranties of the Company. The Company hereby represents and warrants that this Agreement and the performance by the Company of its obligations hereunder has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) Representations and Warranties of the Investor Group. Each Investor represents and warrants that this Agreement and the performance by each such Investor of its obligations hereunder has been duly authorized, executed and delivered by such Investor, and is a valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms. Each Investor hereby further represents and warrants that, as of the date hereof, it is the beneficial owner of such number of shares of Common Stock as are set forth with respect to such Investor on the Schedule 13D.

Section 3.2 Securities Laws. Each of the Investors hereby acknowledges that such Investor is aware that the United States securities laws prohibit any person who has material, non-public information with respect to the Company from transacting in the securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to transact in such securities. Each of the Investors agrees to comply with such laws and recognizes that the Company would be damaged by its non-compliance.

Section 3.3 Mutual Release.

(a) Each Investor, on behalf of itself and its Affiliates and Associates, hereby unconditionally and irrevocably waives, releases and discharges, and covenants not to sue in any capacity (or cause to be sued through a derivative or other representative action), any of the Company or any Indemnified Person and their respective heirs, representatives, Affiliates and Associates for any and all claims, causes of action, actions, judgments, liens, debts, damages, losses, liabilities, rights, interests and demands of whatsoever kind or character, in law, equity or otherwise (collectively, “Claims”) that could have been asserted, or ever could be asserted, that in any way arise from or in connection with, relate to or are based on any event, fact, act, omission, or failure to act by the Company or the Indemnified Persons, whether known or unknown, including, without limitation, any Claim arising out of, in connection with, relating to or based on the fact that the Indemnified Person is or was a director, officer, employee or agent of the Company or any of its subsidiaries, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan established and maintained by the Company or by any subsidiary of the Company, or was serving another corporation, partnership, joint venture, trust or other enterprise in any of the foregoing capacities at the request of the Company or any of its subsidiaries; provided, however, this waiver and release and covenant not to sue shall not include any Claims arising from the breach of this Agreement by the Company, the Resigning Directors or the Company Nominees or any knowing criminal act by the Company or any Indemnified Person.

(b) The Company and each Resigning Director and Company Nominee, on behalf of himself or itself and his or its Affiliates and Associates, hereby unconditionally and irrevocably waives, releases and discharges and covenants not to sue in any capacity, any Investor, or his or its respective heirs, representatives, Affiliates and Associates for any Claim based on any event, fact, act, omission or failure to act by any of the Investors, whether known or unknown, occurring or existing prior to the date of this Agreement relating to the Company or any its subsidiaries; provided, however, this waiver and release and covenant not to sue shall not include any Claims arising from the breach of this Agreement by any Investor or any knowing criminal act by any Investor.

Section 3.4 Remedies.

(a) Each party hereto hereby acknowledges and agrees that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived. Following the appointment of the Investor Nominees to the Board pursuant to Section 2.1(b), without limiting any other rights or remedies to which the Company may be entitled at law or in equity, the Unaffiliated Directors, acting based on the affirmative vote of a majority of the Unaffiliated Directors then serving on the Board, shall be entitled to exercise the rights of the Company and the Unaffiliated Directors under this Agreement and to enforce this Agreement against the Company and the Investor Group.

(b) Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Delaware (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.6 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

Section 3.5 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

Section 3.6 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:	InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, Michigan 48071 Facsimile: (800) 455-4338 Attention: Chief Financial Officer

with a copy to:	Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 Facsimile: (212) 309-6001 Attention: Howard Kenny

and to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue
New York, New York 10017 Facsimile: (212) 455-2502 Attention: Alan Klein

if to a Resigning Director or Company Nominee:	The address set forth on Schedule B

with a copy to:	Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 Facsimile: (212) 309-6001 Attention: Howard Kenny

and to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Facsimile: (212) 455-2502 Attention: Alan Klein

if to an Investor or an Investor Nominee:	The address set forth on Schedule B

with a copy to:	Crowell & Moring LLP 275 Battery Street, 23rd Floor San Francisco, California 94111 Facsimile: (415) 986-2827 Attention: Murray A. Indick

Section 3.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

Section 3.8 Amendment: Waiver. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto and any provision of this Agreement may be waived, in each case by a written instrument authorized and executed on behalf of the parties hereto; provided, that, in the case of the Company, following the appointment of the Investor Nominees to the Board pursuant to Section 2.1(b), in addition to any other requirement under applicable law, any material amendment of, or material waiver of any provision of, this Agreement must be approved by (i) a majority of the Unaffiliated Directors then serving on the Board, if any, or (ii) if no Unaffiliated Directors are then serving on the Board, the unanimous vote of the entire Board.

Section 3.9 Further Assurances. Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other party in order to effectuate fully the purposes, terms and conditions of this Agreement.

Section 3.10 Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except that the provisions of Section 2.5, Section 2.6, Section 2.7, Section 3.3, Section 3.4 and Section 3.8 are

intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and the other intended beneficiaries thereof and their respective heirs and representatives. The rights and privileges set forth in this Agreement are personal to the Investors and may not be transferred or assigned to any Person, whether by operation of law or otherwise.

Section 3.11 Effectiveness. This Agreement shall become effective upon the execution of this Agreement by each of the parties hereto; provided, however that Mr. McDevitt shall not be entitled to any of the rights set forth in Section 2.5, Section 2.6 or Section 3.3 if he revokes the Consulting Agreement, dated as of the date of this Agreement, between Mr. McDevitt and the Company.

Section 3.12 Proceedings. The act of entering into or carrying out the Agreement and any negotiations or proceedings related thereto shall not be used, offered or received into evidence in any action or proceeding in any court, administrative agency or other tribunal for any purpose whatsoever other than to enforce the provisions of the Agreement.

Section 3.13 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile thereof or other electronic signature), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

INFUSYSTEM HOLDINGS, INC.

By:	/s/ Wayne Yetter
	Name:	Wayne Yetter
	Title:	Authorized Signatory

[Settlement Agreement – Signature Page]

COMPANY NOMINEES

By:	/s/ Wayne Yetter
Name: Wayne Yetter

By:	/s/ David Dreyer
Name: David Dreyer

RESIGNING DIRECTORS

By:	/s/ Pat La Vecchia
Name: Pat La Vecchia

By:	/s/ Timothy Kopra
Name: Timothy Kopra

By:	/s/ Jean-Pierre Millon
Name: Jean-Pierre Millon

By:	/s/ John Voris
Name: John Voris

[Settlement Agreement – Signature Page]

INVESTORS

MESON CAPITAL PARTNERS LLC

By:	/s/ Ryan Morris
	Name:	Ryan Morris
	Title:	Managing Partner

MESON CAPITAL PARTNERS LP

By: Meson Capital Partners LLC, its general partner

By:	/s/ Ryan Morris
	Name:	Ryan Morris
	Title:	Managing Partner

GLOBAL UNDERVALUED SECURITIES MASTER FUND, L.P.

By: Global Undervalued Securities Fund, L.P., its general partner

By: Kleinheinz Capital Partners, Inc., its investment manager

By:	/s/ John B. Kleinheinz
	Name:	John B. Kleinheinz
	Title:	President

GLOBAL UNDERVALUED SECURITIES FUND, L.P.

By: Kleinheinz Capital Partners, Inc., its investment manager

By:	/s/ John B. Kleinheinz
	Name:	John B. Kleinheinz
	Title:	President

[Settlement Agreement – Signature Page]

INVESTORS (CONT’D)

GLOBAL UNDERVALUED SECURITIES FUND (QP), L.P.

By: Kleinheinz Capital Partners, Inc., its investment manager

By:	/s/ John B. Kleinheinz
	Name:	John B. Kleinheinz
	Title:	President

GLOBAL UNDERVALUED SECURITIES FUND, LTD.

By:	/s/ John B. Kleinheinz
	Name:	John B. Kleinheinz
	Title:	Director

KLEINHEINZ CAPITAL PARTNERS, INC.

By:	/s/ John B. Kleinheinz
	Name:	John B. Kleinheinz
	Title:	President

KLEINHEINZ CAPITAL PARTNERS LDC

By:	/s/ John B. Kleinheinz
	Name:	John B. Kleinheinz
	Title:	Managing Director

BOSTON AVENUE CAPITAL LLC

By:	/s/ Stephen J. Heyman
	Name:	Stephen J. Heyman
	Title:	Manager

[Settlement Agreement – Signature Page]

INVESTORS (CONT’D)

By:	/s/ John B. Kleinheinz
Name: John B. Kleinheinz

By:	/s/ Stephen J. Heyman
Name: Stephen J. Heyman

By:	/s/ James F. Adelson
Name: James F. Adelson

INVESTOR NOMINEES

By:	/s/ John M. Climaco
Name: John M. Climaco

By:	/s/ Charles M. Gillman
Name: Charles M. Gillman*

By:	/s/ Ryan J. Morris
Name: Ryan J. Morris*

By:	/s/ Dilip Singh
Name: Dilip Singh

By:	/s/ Joseph E. Whitters
Name: Joseph E. Whitters

*	Signing as both an “Investor Nominee” and an “Investor”

[Settlement Agreement – Signature Page]

SCHEDULE A

[FORM OF PRESS RELEASE TO BE ATTACHED]

Exhibit B

Secretary’s Certificate

[see attached]

SECRETARY’S CERTIFICATE

To:	Bank of America, N.A., as administrative agent

This Certificate is being furnished pursuant to Section 4.1(b) of that certain Fifth Amendment to Credit Agreement (the “Amendment”), dated as of April 24, 2012 by and among INFUSYSTEM HOLDINGS, INC., a Delaware corporation (“Holdings”), INFUSYSTEM, INC., a California corporation (“InfuSystem”) and FIRST BIOMEDICAL, INC., a Kansas corporation (“FBI” and together with Holdings and InfuSystem, the “Borrowers” and each individually a “Borrower”), BANK OF AMERICA, N.A. in its capacity as an Administrative Agent and as a Lender (“Agent”) and the other lenders party thereto (collectively, together with the Agent in its capacity as a Lender, the “Lenders”), which amends that certain Credit Agreement dated as of June 15, 2010 as amended by (i) that certain First Amendment to Credit Agreement dated as of January 27, 2011, (ii) that certain Second Amendment to Credit Agreement dated as of April 1, 2011, (iii) that certain Third Amendment to Credit Agreement dated as of May 20, 2011, (iv) that certain Fourth Amendment to Credit Agreement dated as of July 21, 2011 and (v) that certain Wavier Agreement dated as of March 15, 2012 (the “Existing Credit Agreement” and as the Existing Credit Agreement is amended and modified by the Amendment, the “Amended Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Amendment.

The undersigned, Secretary of each Borrower, hereby certifies on behalf of such Borrower, that:

1. Such Borrower has adopted resolutions sufficient to authorize the proper officers of such Borrower to execute and deliver the Amendment in the name and on behalf of such Borrower, and each of them is authorized to cause such Borrower to borrow funds under the Amended Credit Agreement. Such resolutions have not been rescinded or amended and are in full force and effect on and as of the date hereof.

2. Other than the resolutions referred to in clause 1 above, there is no corporate action, consent or governmental approval required for the execution, delivery and performance by such Borrower of the Amendment or any other document, instrument or agreement contemplated by the Amendment.

3. The following named persons were duly elected to, and are validly acting in, the offices listed opposite each of their names and are authorized to execute on behalf of and in the name of each Borrower the Amendment and any and all other agreements, instruments or documents contemplated by the Amendment, and their respective signatures set forth below are their genuine signatures.

Name	Title	Signature

Jonathan Foster	Chief Financial Officer	/s/ Jonathan Foster

Janet Skonieczny	Secretary/Assistant Secretary[1]	/s/ Janet Skonieczny

4. I know of no proceeding for the dissolution or liquidation of any Borrower or threatening the existence of any Borrower.

5. There have been no amendments to the Articles or Certificates of Incorporation or to the By-laws of any Borrower since the date of the certified copies thereof provided to you in connection with the execution of the Existing Credit Agreement.

6. Agent and the Lenders may rely on this Certificate until advised by a like certificate of any changes herein.

[signature page attached]

[1]	Janet Skonieczny is the Secretary of Holdings, the Secretary of InfuSystem, and the Assistant Secretary of FBI.

Secretary’s Certificate

IN WITNESS WHEREOF, I have executed this Certificate on April 24, 2012.

By:	/s/ Janet Skonieczny
Name:	Janet Skonieczny
Title:	Secretary/Assistant Secretary

I, the undersigned, Chief Financial Officer of each Borrower, DO HEREBY CERTIFYthat Janet Skonieczny is the duly elected and qualified Secretary/Assistant Secretary of suchBorrower, and the signature above is a genuine signature.

WITNESS my hand this 24 day of April, 2012.

By:	/s/ Jonathan Foster
Name:	Jonathan Foster
Title:	Chief Financial Officer

Secretary’s Certificate

Exhibit C

Reaffirmation of Guaranty

[see attached]

REAFFIRMATION OF GUARANTY

The undersigned is the guarantor of the payment, at maturity and at all times thereafter, of certain indebtedness of INFUSYSTEM HOLDINGS, INC., a Delaware corporation, INFUSYSTEM, INC., a California corporation and FIRST BIOMEDICAL, INC., a Kansas corporation (collectively, the “Debtors”) to each of Bank of America, N.A., in its capacity as Administrative Agent and Lender (“Agent”) and all other lenders (collectively, the “Lenders”) party to that certain Credit Agreement dated as of June 15, 2010 as amended by (i) that certain First Amendment to Credit Agreement dated as of January 27, 2011, (ii) that certain Second Amendment to Credit Agreement dated as of April 1, 2011, (iii) that certain Third Amendment to Credit Agreement dated as of May 20, 2011, (iv) that certain Fourth Amendment to Credit Agreement dated as of July 21,2011 and (v) that certain Wavier Agreement dated as of March 15, 2012 (the “Existing Credit Agreement"), under and pursuant to the terms set forth in that certain Subsidiary Guaranty dated as of April 1, 2011 (herein, as the same may be amended, modified or supplemented from time to time, the “Guaranty”). The undersigned hereby consents to the execution and delivery by the Debtors of that certain Fifth Amendment to Credit Agreement dated as of the date hereof (the “Amendment”), which amends the Existing Credit Agreement, and all other documents, instruments and agreements to be executed and delivered in connection with the Amendment. The undersigned hereby confirms that the execution by the Debtors of the Amendment and all other instruments, documents and agreements contemplated thereby or in connection therewith shall in no way adversely affect or modify the liability of the undersigned under the Guaranty and that each Guaranty remains in full force and effect.

Guarantor further acknowledges and agrees that as of the date hereof, it has no claim, defense or set-off right against any Lender or Agent of any nature whatsoever, whether sounding in tort, contract or otherwise, and has no claim, defense or set-off of any nature whatsoever to the enforcement by any Lender or Agent of the obligations of the Guarantor under the Guaranty. Notwithstanding the foregoing, to the extent that any claim, cause of action, defense or set-off against any Lender or Agent or their enforcement of the Guaranty, of any nature whatsoever, known or unknown, fixed or contingent, does nonetheless exist or may exist on the date hereof, in consideration of the Lenders’ and Agent’s entering into the Amendment, Guarantor hereby irrevocably and unconditionally waives and releases fully each and every such claim, cause of action, defense and set-off which exists or may exist on the date hereof

IFC LLC

By:	/s/ Jonathan Foster
Name:	Jonathan Foster
Title:	Chief Financial Officer

Reaffirmation of Guaranty

Exhibit D

Form of Legal Opinion

[see attached]

Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178-0060 Tel: 212.309.6000 Fax: 212.309.6001 www.morganlewis.com

April 24, 2012

Bank of America, N.A.,

as Agent under the

Credit Agreement referred to herein

and the Lenders referred to below

135 South LaSalle Street

Chicago, Illinois 60603

Re:	InfuSystem Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel for InfuSystem Holdings, Inc., a Delaware corporation (the “Company”) in connection with the Settlement Agreement (“Settlement Agreement”) by and among the Company, Kleinheinz Capital Partners (“Kleinheinz”), Meson Capital Partners (“Meson”), Boston Avenue Capital (“Boston Avenue” and, together with Kleinheinz and Meson, the “Investors”) and certain affiliates of the Investors, David Dreyer, Timothy Kopra, Pat LaVecchia, Sean McDevitt, Jean-Pierre Millon, John Voris, Wayne Yetter, Dilip Singh, John Climaco, Charles Gillman, Ryan Morris and Joseph Whitters, dated April 24, 2012. This opinion is being delivered to you at your request in connection with the entry by you and the Company into the Fifth Amendment to Credit Agreement dated as of the date hereof (the “Amendment”) to the Credit Agreement dated as of June 15, 2010, among the Company, InfuSystem, Inc., First Biomedical Inc, the lenders referred to therein (the “Lenders”) and Bank of America, N.A., as Administrative Agent for the Lenders (the “Agent”), as previously amended.

In connection with the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) the Settlement Agreement, (iv) the Amendment and (v) such other documents and records as we have deemed appropriate for the purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed each party to the Settlement Agreement other than the Company is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has the full power and legal right to execute and deliver and to perform the provisions of the Settlement Agreement to be performed by it.

Based upon and subject to the foregoing and to the limitations and qualifications described below, we are of the opinion that:

1. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Settlement Agreement and to consummate the transactions contemplated thereby.

2. The Settlement Agreement has been duly and validly authorized by all necessary Board action, executed and delivered by the Company. No stockholder action is required to authorize the Settlement Agreement.

3. The execution, delivery and performance by the Company of the Settlement Agreement and the performance by the Company of its obligations thereunder, do not and will not conflict with the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Company or any applicable provision of the General Corporation Law of the State of Delaware.

Our opinions expressed above are subject to the following limitations, exceptions, qualifications and assumptions:

The opinions expressed in this opinion letter are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other state or jurisdiction.

This opinion letter is effective only as of the date hereof. We do not assume responsibility for updating this opinion letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this opinion letter that may occur, or facts that may come to our attention, subsequent to the date hereof.

This opinion letter is furnished by us solely for your benefit and the benefit of your successors and permitted assigns and participants pursuant to the Credit Agreement (each such addressee, successor and permitted assign or participant being a “Reliance Party) in connection with the transactions contemplated by the Amendment and may not be relied upon by any Reliance Party for any other purpose, nor may it be furnished to or relied upon by any other person or entity for any purpose whatsoever. This opinion letter is not to be quoted in whole or in part or otherwise referred to or used, nor is it to be filed with any governmental agency or any other person, without our express written consent. Notwithstanding the provisions of the two immediately preceding sentences, a Reliance Party may furnish a copy of this opinion letter to a prospective permitted assign or participant and otherwise as may be required of any Reliance Party by applicable law or regulation or in accordance with any auditing or oversight function or request of regulatory agency to which a Reliance Party is subject.

Very truly yours,